Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Contacts:
September 16, 2005	Sue Cushing
(571) 434-5150
sue.cushing@NeuStar.biz

Daniel Díaz Zapata
(571) 262-1796
daniel.diaz@NeuStar.biz
Canadian LNP Consortium and NeuStar Agree to
Extend NeuStar’s Number Portability Contract
Through 2011
NeuStar Continues to Deliver Trusted and Reliable Local
Number Portability to Canada’s Communication Service
Providers
     WASHINGTON, D.C. – NeuStar (NYSE: NSR), a provider of essential clearinghouse services to the global communications industry and Internet service providers around the world, today announced that the Canadian LNP Consortium has agreed to extend NeuStar’s contract to provide number portability services through 2011.
     The Canadian LNP Consortium Inc. (the “Consortium”) is a private Canadian corporation established to facilitate the provision and management of Canada’s Local Number Portability (LNP).
     “The Consortium’s agreement to extend our contract is clear example of the trust Canada’s communications industry has placed in NeuStar,” said NeuStar Chairman and

CEO Jeff Ganek. “NeuStar’s clearinghouse enables end users in Canada to retain their phone numbers without impairment of quality, reliability, or convenience when switching from one communications service provider to another. As Canada’s demand for number portability continues to increase, NeuStar is well positioned to meet this need and other essential clearinghouse services that might possibly be offered to the Canadian industry.”
     NeuStar’s clearinghouse disseminates network routing information specific to single 10-digit telephone numbers. Routing information is used for voice traffic and other related services in telephone networks throughout North America.
     “NeuStar is a trusted and reliable partner to the Canadian telecommunications industry for LNP,” said Jacques Sarrazin, President, Canadian LNP Consortium. “NeuStar’s ability to respond to the unique requirements of the Canadian telecommunications providers number portability needs, was a key factor in extending the contract.”
     NeuStar Chairman and CEO Jeff Ganek was also quoted saying “The agreement reflects the Consortium’s long-standing relationship with NeuStar and underscores our ability to successfully deliver proven number portability services that easily scales from thousands to millions of communication service subscribers in Canada.”
     Since being awarded its first contract to provide number portability services, NeuStar has won contracts to provide similar services in every region of the United States and Canada, and processes millions of transactions through its clearinghouse for thousands of service providers across North America.

About NeuStar, Inc.
     NeuStar (NYSE: NSR) is a provider of essential clearinghouse services to the North American communications industry and Internet service providers around the world. Visit NeuStar online at www.neustar.biz.
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